UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2024

INCEPTION GROWTH ACQUISITION LIMITED

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-41134	86-2648456
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

875 Washington Street New York, NY	10014
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (315) 636-6638

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Units, each consisting of one share of common stock, $0.0001 par value, one-half (1/2) of one redeemable warrant and one right entitling the holder to receive one-tenth of a share of common stock	IGTAU	The Nasdaq Stock Market LLC
Common Stock, par value $0.0001 per share	IGTA	The Nasdaq Stock Market LLC
Redeemable warrants, each exercisable for one share of common stock at an exercise price of $11.50	IGTAW	The Nasdaq Stock Market LLC
Rights, each to receive one-tenth of one share of common stock	IGTAR	The Nasdaq Stock Market LLC

Item 1.01 Entry into a Material Definitive Agreement

As approved by its stockholders at the Special Meeting of Stockholders on December 6, 2024 (the “Meeting”), Inception Growth Acquisition Limited (the “Company”) entered into an amendment (the “Trust Amendment”) to the investment management trust agreement, as amended on March 13, 2023, September 8, 2023 and June 4, 2024, by and between the Company and Continental Stock Transfer & Trust Company, to provide the Company with the discretion to extend the date on which to commence liquidating the trust account (the “Trust Account”) established in connection with the Company’s initial public offering (the “IPO”) by six (6) times for an additional one month each time from December 13, 2024 to June 13, 2025 by depositing into the trust account an aggregate amount equal to $0.04 multiplied by the number of common stock issued in the IPO (each, a “Public Share”) that has not been redeemed for each one-month extension.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

As approved by its stockholders at the Meeting on December 6, 2024, the Company filed the third amendment to the amended and restated certificate of incorporation on December 6, 2024 (the “Charter Amendment”), giving the Company the right to extend the date by which the Company has to consummate a business combination from December 13, 2024 (the date that is 36 months from the closing date of the IPO) to June 13, 2025 (the date that is 42 months from the closing date of the IPO).

Item 5.07. Submission of Matters to a Vote of Security Holders.

On November 12, 2024, the record date for the Meeting, there were 3,901,684 shares of common stock of the Company entitled to vote at the Meeting. On December 6, 2024, the Company held the Meeting, of which 2,177,766 (or approximately 55.82%) shares of common stock of the Company entitled to vote, were represented in the Meeting either in person or by proxy.

The final results for each of the matters submitted to a vote of Company stockholders at the Meeting are as follows:

1. Charter Amendment

Stockholders approved the proposal to amend the Company’s amended and restated certificate of incorporation, as amended on September 8, 2023 and June 4, 2024 to extend the date by which the Company has to consummate a business combination from December 13, 2024 (the date that is 36 months from the closing date of the IPO) to June 13, 2025 (the date that is 42 months from the closing date of the IPO). Approval of the Charter Amendment required the approval of at least fifty percent (50%) of outstanding shares of common stock which were present in person or by proxy and entitled to vote thereon at the Meeting. The voting results were as follows:

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
1,793,660	384,103	3	0

2. Trust Amendment

Stockholders approved the proposal to amend the Company’s investment management trust agreement, dated as of December 8, 2021, by and between the Company and Continental Stock Transfer & Trust Company, as amended on March 13, 2023, September 8, 2023 and June 4, 2024, to provide the Company with the discretion to extend the date on which to commence liquidating the Trust Account by six (6) times for an additional one (1) month each time from December 13, 2024 to June 13, 2025 by depositing into the trust account an aggregate amount equal to $0.04 multiplied by the number of Public Share that has not been redeemed for each one-month extension. Approval of the Trust Amendment required the approval of at least fifty percent (50%) of outstanding shares of common stock present in person or by proxy and entitled to vote thereon at the Meeting. The voting results were as follows:

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
1,793,660	384,103	3	0

As there were sufficient votes to approve the above proposals, Proposal No. 3, the “Adjournment Proposal” described in the Company’s definitive proxy, which was filed with the Securities and Exchange Commission (the “SEC”) on November 18, 2024 was not presented to the stockholders.

Item 8.01. Other Events.

On December 6, 2024, the Company withdrew interest earned on the funds held in its trust account in the amount of $318,981 to pay its taxes and in connection with the stockholders vote at the Meeting, 984,194 shares of common stock were tendered for redemption. Following such withdrawal and redemptions, the amount of funds remaining in the trust account is approximately $3,236,917.63.

The Company issued the press release filed herewith on December 11, 2024, which is attached as Exhibit 99.1 and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits:

Exhibit No.	Description
3.1	Third Amendment to the Amended And Restated Certificate of Incorporation
10.1	Amendment to the investment management trust agreement with Continental Stock Transfer & Trust Company dated as of December 6, 2024
99.1	Press Release dated December 11, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Inception Growth Acquisition Limited

Dated: December 11, 2024	/s/ Cheuk Hang Chow
Cheuk Hang Chow
Chief Executive Officer

3